As filed with the Securities and Exchange Commission on August 11, 2010
 Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

RADVIEW SOFTWARE LTD.

(Exact name of the Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14 Hamelacha St., Park Afek Rosh Haayin	48091
(Address of Principal Executive Offices)	(Zip Code)

RadView Software Ltd. Amended and Restated Key Employee Share Incentive Plan (1996)
(Full title of the Plans)

RadView Software, Inc.
991 Highway 22 West, Suite 200
Bridgewater, NJ 08807
Tel: 908-526-7756
 (Name and address of agent for service)
(Telephone number, including area code, of agent for service)

Copy to:

Brian Brodrick, Esq. Phillips Nizer LLP 666 Fifth Avenue New York, New York 10103 (212) 841-0700	Shlomo Landress, Adv. Amit, Pollak, Matalon & Co. Nitsba Tower, 19th Floor 17 Yitzhak Sadeh St. Tel Aviv, 67775, Israel 972-3-568-9000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Per Share(2)	Proposed Maximum Price Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, nominal value NIS 0.01 per share	10,499,657 Ordinary Shares	$0.0212	$222,592.73	$15.88

(1)
Pursuant to Rule 416(a) and (b) under the Securities Act of 1933, as amended, this Registration Statement, also covers such additional indeterminable number of shares as may be required pursuant to the Company's Amended and Restated Key Employee Share Incentive Plan (1996) in the event of a stock dividend, stock split, recapitalization or other similar change in the ordinary shares.

(2)
Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended, such computation is based on $0.0212 per share (the average of the high and the low prices of the Company's ordinary shares as reported on the Over-the-Counter Bulletin Board on August 10, 2010).

THE COMPANY HAS RECEIVED FROM THE SECURITIES AUTHORITY OF THE STATE OF ISRAEL AN EXEMPTION FROM THE OBLIGATION TO PUBLISH THIS FORM S-8 IN THE MANNER REQUIRED FOR THE PUBLICATION OF A PROSPECTUS PURSUANT TO THE PREVAILING LAWS OF THE STATE OF ISRAEL. NOTHING IN SUCH EXEMPTION SHALL BE CONSTRUED AS AUTHENTICATION OR APPROVAL OF THE RELIABILITY OR ACCURACY OF THE MATTERS CONTAINED IN THIS FORM S-8 OR AS AN EXPRESSION OF OPINION AS TO THE QUALITY OF THE SECURITIES, WHICH ARE THE SUBJECT OF THIS FORM S-8.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers an additional 10,499,657 Ordinary Shares of RadView Software Ltd. to be granted under the Company's Amended and Restated Key Employee Share Incentive Plan (1996). Pursuant to General Instruction E to Form S-8, the contents of the Company's Registration Statement on Form S-8 relating to this plan (Registration No. 333-67086 filed with the Securities and Exchange Commission on August 8, 2001) is hereby incorporated by reference.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents and information heretofore filed with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(a)  Annual Report on Form 20-F for the fiscal year ended December 31, 2009 filed with the Commission on June 30, 2010 ("Form 20-F"); and

(b)  The description of the Company's Ordinary Shares contained in its Registration Statement on Form F-3 (File No. 333-144979) on July 31, 2007.

(c) All Annual Reports filed subsequently filed by the Company pursuant to  the Securities Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. We may also incorporate any Form 6-K subsequently submitted by us to the Securities and Exchange Commission by identifying in such Forms 6-K that they are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference herein.

Item 8.  Exhibits.

THE FOLLOWING EXHIBITS ARE FILED HEREWITH:

Exhibit No.	Description
5.1	Opinion of Amit, Pollak, Matalon & Co., as to legality of shares being registered
23.1	Consent of Amit, Pollak, Matalon & Co. (included in opinion of counsel filed as Exhibit 5.1).
23.2	Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global
24	Power of Attorney – included on the signature page of this Registration Statement
99.1	Amended and Restated Key Employee Share Incentive Plan (1996)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form  S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rosh Haayin, Israel on the 11th day of August 2010.

RADVIEW SOFTWARE LTD.

By:	/s/ Rami Goraly
Rami Goraly
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints each of Mr. Rami Goraly and Ms. Amira Paz, jointly and severally, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all future amendments (including post-effective amendments) to the Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jaron Lotan Jaron Lotan	Chairman of the Board of Directors	August 11, 2010

/s/ Rami Goraly Rami Goraly	Chief Executive Officer (Principal Executive Officer, Director)	August 11, 2010

/s/ Amira Paz Amira Paz	Vice President Finance (Principal Financial Officer)	August 11, 2010

/s/ Yochai Hacohen Yochai Hacohen	Director	August 11, 2010

/s/ Shai Beilis Shai Beilis	Director	August 11, 2010

/s/ Eli Blatt Eli Blatt	Director	August 11, 2010

/s/ Hadas Gazit Hadas Gazit	Director	August 11, 2010

/s/ Amir Livne Amir Livne	Director	August 11, 2010

Authorized Representative in the U.S.:

By: /s/ Thomas J. O'Donnell
Name:  Thomas J. O'Donnell
Title:   Manager

Date:   August 11, 2010